Filed Pursuant to Rule 424(b)(7)
Registration No. 333-201909

EXPLANATORY NOTE
Notwithstanding the filing under Rule 424(b)(7) made by American Assets Trust, Inc., (the “Registrant”) on March 27, 2015, this filing under Rule 424(b)(7) is being made by the Registrant to supplement its prospectus filed on February 6, 2015 (File No. 333-201909) by amending the Registrant’s filing under Rule 424(b)(7) on February 6, 2015 to restate and clarify the selling stockholder information included therein.

AMENDMENT NO. 2 TO
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 6, 2015)
American Assets Trust, Inc.
20,858,831 Shares of Common Stock
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This prospectus supplement amendment supplements our prospectus dated February 6, 2015 and relates to (1) the possible resale, from time to time, by the selling stockholders named in this prospectus supplement amendment of up to 5,418,147 shares of common stock of American Assets Trust, Inc., a Maryland corporation (“we” or “our”) initially issued in private placements on January 19, 2011 in connection with our formation transactions, (2) the possible issuance of up to 14,840,684 shares of our common stock in exchange for common units of partnership interest, or common units, in American Assets Trust, L.P., our operating partnership, tendered for redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale, from time to time, of some or all of such shares of common stock by the selling stockholders named in this prospectus supplement amendment, (3) the possible resale by Insurance Company of the West of 400,000 shares of our common stock issued in a private placement on September 12, 2014 and (4) the possible resale by Explorer Insurance Company of 200,000 shares of our common stock issued in a private placement on March 9, 2015. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus supplement amendment does not necessarily mean that any of the holders of common units will request that our operating partnership redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units tendered for redemption for common stock, or that any shares of our common stock requested for resale or received in exchange for common units will be sold by the selling stockholders.
We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders.
You should read this prospectus supplement amendment in conjunction with the prospectus. This prospectus supplement amendment is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement amendment is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement amendment supplements information contained in the prospectus.
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Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement amendment or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement Amendment is April 28, 2015.
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The section entitled “Selling Security holders” in the prospectus is hereby supplemented as follows:
SELLING STOCKHOLDERS
The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this prospectus supplement amendment, and the accompanying prospectus. Such selling stockholders may currently hold shares of our common stock registered pursuant to this prospectus supplement amendment or may receive shares of our common stock registered pursuant to this prospectus supplement amendment upon exchange of common units. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling shareholders prior to any exchange by them of common units, the maximum number of shares of our common stock currently issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement amendment or that the selling stockholders will own upon completion of the offering to which this prospectus supplement amendment relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Restrictions on Ownership and Transfer” in the accompanying prospectus.
The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement amendment:

Name of Beneficial Owner(1)	Common Shares Owned Prior to the Exchange	Common Units Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange	Common Shares Owned Following the Exchange(2)		Maximum Number of Shares to be Resold	Common Shares Owned After Resale(3)
				Number	%		Number	%
Insurance Company of the West(4)	479,339	—	—	479,339	1.1%	400,000	79,339	*
Ernest Rady Trust U/D/T March 10, 1983(5)	5,106,893	9,720,409	9,720,409	14,827,302	27.8%	14,785,802	41,500	*
American Assets, Inc.(6)	191,805	5,107,577	5,107,577	5,299,382	10.9%	5,289,382	10,000	*
John W. & Rebecca S. Chamberlain Trust DTD 7/14/94(7)	16,568	10,694	10,694	27,262	*	27,262	—	—
Rady Family Foundation dated August 2, 2002(8)	155,900	—	—	155,900	*	153,900	2,000	*
Western Insurance Holdings, Inc.(9)	—	2,004	2,004	2,004	*	2,004	—	—
Robert & Katherine Barton Living Trust UTA 4/21/07(10)	1,481	—	—	1,481	*	481	1,000	*
Explorer Insurance Company(11)	200,000	—	—	200,000	*	200,000	—	—
Total	6,151,986	14,840,684	14,840,684	20,992,670		20,858,831	133,839

*	Less than 1.0 percent.

(1)
Except for Insurance Company of the West and Explorer Insurance Company, the selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership received in connection with a private placements that we entered into in connection with our initial public offering.

(2)
Assumes that we exchange the common units of the selling stockholders for shares of our common stock, regardless of whether such common units are currently exchangeable. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange. Based on a total of 43,657,365 shares of our common stock outstanding as of February 20, 2015.

(3)
Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement amendment. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Based on a total of 43,657,365 shares of our common stock outstanding as of February 20, 2015.

(4)
Ernest S. Rady is chairman of Insurance Company of the West and has the voting and dispositive power of its shares of common stock. Mr. Rady is our executive chairman and owns more than 10% of our outstanding common stock.

(5)
Ernest S. Rady is the trustee of Ernest Rady Trust U/D/T March 10, 1983 and has the voting and dispositive power over its shares of common stock and common units. Mr. Rady is our Executive Chairman and owns more than 10% of our outstanding common stock.

(6)
Ernest S. Rady is the president of American Assets, Inc. and has the voting and dispositive power over its shares of common stock and common units. Mr. Rady is our Executive Chairman and owns more than 10% of our outstanding common stock.

(7)
John W. Chamberlain is the trustee of the John W. & Rebecca S. Chamberlain Trust dated 7/14/94 and has voting and dispositive power over its shares of common stock and common units. Mr. Chamberlain is our President and Chief Executive Officer.

(8)
Ernest S. Rady is the trustee of the Rady Family Foundation dated August 2, 2002 and has the voting and dispositive power over its shares of common stock. Mr. Rady is our Executive Chairman and owns more than 10% of our outstanding common stock.

(9)
Ernest S. Rady is the chairman of Western Insurance Holdings, Inc. and has the voting and dispositive power over its shares of common stock and common units. Mr. Rady is our Executive Chairman and owns more than 10% of our outstanding common stock.

(10)
Robert F. Barton is the trustee of the Robert & Katherine Barton Living Trust dated 4/21/07 and has voting and dispositive power over its shares of common stock. Mr. Barton is our Executive Vice President and Chief Financial Officer.

(11)
Ernest S. Rady is chairman of Explorer Insurance Company and has the voting and dispositive power of its shares of common stock.   Mr. Rady is our Executive Chairman and owns more than 10% of our outstanding common stock.